Exhibit 10.18
December 8, 2020

Jamie Cohen

Employment Offer – Chief Financial Officer

Dear Jamie,

Congratulations! On behalf of Vacasa LLC (the “Company”), I would like to offer you the position of Chief Financial Officer of Vacasa LLC reporting to the Chief Executive Officer (the “CEO”). This letter outlines the terms of our offer of employment with the Company and summarizes compensation and other benefits you will receive if this offer is accepted in a timely manner and all of the below conditions are met.

Title and Salary: By signing below, the Company offers to employ you as Chief Financial Officer of Vacasa LLC, with a salary of $400,000 per annum (“Base Salary”), less applicable deductions and withholdings. You will be paid on a once-every-two-weeks basis for the percentage of salary accrued during such period.

Bonus: You will be eligible for an annual bonus of up to 50% of your Base Salary, subject to meeting certain performance criteria as will be set by the CEO of Vacasa LLC and the Board of Managers (the “Board”) of Vacasa Holdings LLC (“Holdco”) or a committee of the Board in their discretion. You will be required to remain employed with the Company through the date any such bonus is paid in order to earn the bonus and any bonus for calendar year 2021 will be pro-rated for the portion of the year you are actually employed by the Company.

Location of Position: Your position will be located in your home office in Denver, Colorado. The Company understands that you will remain a resident of Colorado and travel periodically to Portland, OR and Boise, ID to perform your duties and responsibilities as Chief Financial Officer. The Company will pay or otherwise reimburse you for reasonable costs for flights to and from Denver, Colorado to and from Portland or Boise and will provide Company housing accommodations and reimburse living expenses for the time spent in Portland or Boise in the performance of your duties and responsibilities hereunder. All reimbursement requests made pursuant to this section are subject to the Company’s reimbursement policy, including appropriate substantiation for any such requests.

Benefits: The Company currently offers the following 2021 benefits: i) medical insurance with Regence Blue Shield or Kaiser; ii) dental insurance (including orthodontia); iii) vision insurance; iv) eligibility to participate in the Company 401(k) plan; and v) standard holiday pay.  You will also be eligible to take time off in accordance with the Company’s non-accrued vacation policy, and for paid sick leave in accordance with Company policy and applicable law.  You will be eligible to receive these Company benefits at the beginning of the first full month following your first day of work (contingent on you averaging 30+ hours worked per week), or as otherwise required by law.  All benefits are subject to change and the full terms and conditions applicable to your eligibility for benefits are set forth in the benefit plan documents or the Employee Handbook.  If this description of benefits differs from the terms and conditions set forth in the plan documents or the Handbook, the plan documents or Handbook will control.

At-Will Employment: The Company is an at-will employer. This means that you may terminate your employment with the Company at any time and for any reason whatsoever, with or without cause or advance notice. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. The at-will employment relationship cannot be changed except in a writing signed by the CEO of the Company. Upon termination, you will be paid any accrued but unpaid bonus amounts for which you are eligible.

Profits Interest: The Company will recommend to the Board that it cause you be granted a profits interest in Vacasa Employee Holdings LLC (“Management HoldCo”) for approximately 4,546,225 Employee Equity Units (as defined in the Management HoldCo’s Limited Liability Company Agreement (the “Operating Agreement”)) entitling you to receive a share in future Company profits and appreciation in excess of a grant-date participation threshold value to be established by the Board (the “Profits Interest”). The participation threshold is expected to be equal to such number as would result in a common unit of Holdco receiving $1.00 per unit in a liquidation event. The Profits Interest will vest on a four (4) year term as follows: 25% of the interest on the first anniversary of the date you commence employment with the Company under this letter agreement and as to 1/48th of the total original amount of the Profits Interest monthly thereafter, subject to your continuing status as a service provider of the Company or any parent or subsidiary through each vesting date. The Profits Interest will be subject to the terms and conditions of the Operating Agreement and a profits interest agreement to be entered into between you and Management HoldCo. You will receive a profits interest award agreement setting forth the specific details of the Profits Interest award.

Potential Termination Payments and Benefits: The Company will provide you with a Change of Control and Retention Agreement (the “COCR Agreement”) setting forth the terms relating to certain termination benefits. Specifically, in the event your employment is terminated other than for cause, death, or disability, or you resign from such employment for good reason (with such terms to be defined in the COCR Agreement) (any such termination of employment, an “Involuntary Termination”), you will become entitled to receive (i) a lump sum payment equal to twelve (12) months’ of your then-current Base Salary, less applicable tax withholding, (ii) Company reimbursement for COBRA premiums for up to twelve (12) months to the extent you elect such coverage and (iii) one year equivalent accelerated vesting on unvested equity at time of termination. In the event you incur an Involuntary Termination within three (3) months prior to or twelve (12) months following a change of control transaction of the Company, (i) you will become entitled to receive the Base Salary and COBRA severance amounts described in the preceding sentence and (ii) your outstanding unvested equity at time of termination will vest as to 100% of the unvested portion of such awards. Any of the foregoing severance payments and benefits will be subject, among other things, to signing and not revoking a separation agreement and release of claims in the form provided by the

Company. The foregoing will be documented and memorialized and subject in all respects to the COCR Agreement to be executed between you and the Company.

Section 409A. The parties agree that this letter agreement will be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this letter agreement and other documents and arrangements referenced herein will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will any member of the Company group or any of its directors, officers, agents, attorneys, employees, executives, shareholders, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns of such company be liable for any additional tax, interest or penalties that may be imposed on you as a result of the application Code Section 409A or any damages for failing to comply with Code Section 409A.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

Background Check and Ability to Work: This offer is contingent upon your successful completion of a background screen and reference check and your ability to provide the necessary original documents needed to satisfactorily complete the Form I-9 of the US Citizenship & Immigration Service within three days of your start date of employment. No employment shall commence until you have provided the aforementioned documents. Once you sign and return this letter, a Company representative will contact you for additional information needed to commence the background check and screening.

Company Policies and Conflicts: As a Company employee, you will be expected to abide by the Company’s rules and standards. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Agreement Regarding Confidential Information and Invention Assignment: It is a condition of this offer that you must sign an Agreement Regarding Confidential Information and Invention Assignment (“PIIA”) that contains requirements for the protection of the Company’s business. A copy of this agreement is enclosed for your review and execution.

Dispute Resolution Agreement: The Company has adopted a Dispute Resolution Agreement (“DR Agreement”), which is enclosed, under which disputes that might arise would be resolved through arbitration. Please review the DR Agreement. If you do not wish to be bound by the dispute resolution procedures outlined in the Agreement, you must follow the instructions in paragraph 2 of the DR Agreement.

Expiration: To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be as mutually agreed but in no event later than on or before March 8, 2021. This letter agreement, along with the PIIA, DR Agreement and agreements relating to the Profits Interest, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by December 15, 2020.

We look forward to you joining the Vacasa Team!

Sincerely,

/s/ Matt Roberts

Matt Roberts
CEO
Vacasa LLC

__/s/ Jamie Cohen____________________________________________        _08 - Dec -2020_________________
Signature – Jamie Cohen                            Date